Exhibit 99.1

United States Steel Corporation

Public Affairs

600 Grant Street

Pittsburgh, PA 15219-2800

News

Contact:	Media
Erin DiPietro
412.433.6845
Investors/Analysts
Dan Lesnak
412.433.1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION ANNOUNCES

PROPOSED SENIOR NOTES OFFERING

PITTSBURGH, March 12, 2012 – United States Steel Corporation (NYSE: X) today announced its intention to offer, subject to market and other conditions, $400 million aggregate principal amount of senior unsecured notes due 2022. The offering will be made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission. The Company intends to use the net proceeds from the offering to redeem its $300 million of 5.650% Senior Notes due 2013 and any remaining proceeds for general corporate purposes.

J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the joint book-runners for this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement (including a prospectus) relating to the securities has been filed with the Securities and Exchange Commission.

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Copies of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from J.P. Morgan Securities LLC, 338 Madison Avenue, 3rd Floor, New York, New York 10179, Telephone: (800) 245-8812, and at www.sec.gov.

Cautionary Statement

This release contains forward-looking statements with respect to market conditions and proposed offering. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2011, and in subsequent filings for U. S. Steel.

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2012-006

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